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Exhibit 11.1:   Statement re:  Computation of Per Share Earnings.

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                                                       Three Months Ended            Nine Months Ended
                                                          September 30,                September 30,

                                                       1998           1997           1998           1997
Basic:
  Average shares outstanding                         4,173,159      4,043,981      4,167,832      4,043,981
  Net Income                                        $  722,000     $  250,000     $2,681,000     $1,771,000
  Per share amount                                  $    .1730     $    .0618     $    .6433     $    .4379

Diluted:
   Average shares outstanding                        4,173,159      4,043,981      4,167,832      4,043,981
   Net effect of dilutive stock options --
       based on the treasury stock method using
       period-end market price, if higher than
       average market price                          1,041,728      1,081,611      1,041,728      1,081,611
Assumed conversion of Class A convertible
      Preferred Stock                                  420,000        470,400        420,000        470,400
Total                                                5,634,887      5,595,992      5,629,560      5,595,992
Net Income                                          $  747,000     $  288,000     $2,750,000     $1,880,000
Per share amount                                    $    .1326     $    .0515     $    .4885     $   .33600
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